UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 7, 2017 (June 5, 2017)
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MOLINA HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
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200 Oceangate, Suite 100, Long Beach, California 90802
(Address of principal executive offices)
Registrant’s telephone number, including area code: (562) 435-3666
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Officer Employment Agreement

Overview. On June 5, 2017, we entered into an Amended and Restated Employment Agreement, effective as of May 2, 2017, with Joseph W. White, our chief financial officer and interim president and chief executive officer (the “Amended Agreement”). The Amended Agreement supersedes the Employment Agreement dated as of June 14, 2013 between us and Mr. White. The Amended and Restated Change in Control Agreement dated as of December 31, 2009 between us and Mr. White (the “Change in Control Agreement”) continues in effect, except as modified by the Amended Agreement.

Officer Positions and Compensation. The Amended Agreement provides that Mr. White will serve as our chief financial officer and shall be paid an annual base salary for such position of $650,000 (the “Base Salary”). Additionally, the Amended Agreement provides that until our Board of Directors appoints a permanent president and chief executive officer or otherwise removes Mr. White from the position of interim president and chief executive officer (the “Interim CEO Term”), Mr. White shall also serve as our interim president and chief executive officer and shall receive an additional special salary of $100,000 per month with respect to such position.

Severance Payments. If Mr. White’s employment with us terminates due to a termination without “Cause” or resignation for “Good Reason” (as such terms are defined in the Amended Agreement) other than within 12 months following a Change in Control Event (as defined in the Change in Control Agreement), and Mr. White executes a general release of claims in our favor, Mr. White will be entitled to receive, in addition to his salary through his final date of employment, accrued and unpaid vacation pay and any additional payments payable pursuant to any death, insurance, retirement plan, program or agreement provided by us as to which Mr. White is a party or a participant, the following payments and benefits: (a) an amount equal to his Base Salary then in effect; (b) a pro rata portion of his Base Salary then in effect, based on the number of entire months of such year that have elapsed through the date of his termination of employment as a fraction of 12; (c) a cash payment of $50,000 for health and welfare benefits; and (d) notwithstanding any provision in the applicable award agreement(s) to the contrary, any non-vested restricted shares awarded to Mr. White, which shares would otherwise have vested based solely upon the lapse of time, shall immediately vest on Mr. White’s last day of employment, and any non-vested restricted shares awarded to Mr. White, the restrictions of which shares would lapse based upon the failure to satisfy, as of Mr. White’s last day of employment, the relevant performance conditions associated with such shares, shall be forfeited. If Mr. White’s services are terminated without Cause or by Mr. White for Good Reason within 12 months following a Change in Control Event, and Mr. White executes a general release of claims in our favor, Mr. White will receive all of the payments and benefits set forth in Section 2 of the Change in Control Agreement and, if applicable, under Section IV of our Change in Control Severance Plan.

Nonsolicitation Provisions. The Amended Agreement provides that during Mr. White’s employment with us and for 12 months after the date of his termination of employment for any reason, he shall not solicit our employees or customers.

Term. Mr. White’s services under the Amended Agreement shall terminate upon the first to occur of the following events (subject to any applicable cure provisions): (a) upon Mr. White’s death or a determination by our Board of Directors that Mr. White is deemed to be disabled, (b) the date upon which we provide Mr. White with written notice that he is being terminated (whether for cause or without cause) and (c) the date Mr. White terminates his employment for “Good Reason” (as defined in the Amended Agreement); provided that Mr. White shall only hold the position of interim president and chief executive officer for the Interim CEO Term, and the termination of such Interim CEO Term shall not in and of itself be deemed to constitute a termination of Mr. White’s employment or termination of his services which would otherwise entitle him to receive any termination compensation or benefits under the Amended Agreement.

The foregoing summary of the Amended Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amended Agreement. A copy of the Amended Agreement is being filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Change to Executive Officer Bonus Opportunity

On June 5, 2017, our Board of Directors approved, with respect to his position as chief financial officer, an increase in Mr. White’s target bonus opportunity from 90% of his Base Salary to 100% of his Base Salary.

Grant of Restricted Stock Award to Executive Officer

Further, in connection with his position as interim president and chief executive officer, on June 5, 2017, our Board of Directors granted to Mr. White a restricted stock award of 15,008 shares of our common stock, subject to vesting in one-third increments over three years, on each of the first anniversary, second anniversary, and third anniversary of the grant date, provided that Mr. White remains continuously employed by us until such respective vesting dates.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits:

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement with Joseph W. White, dated June 5, 2017, and effective as of May 2, 2017.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date:	June 7, 2017	By:	/s/ Jeff D. Barlow
Jeff D. Barlow
Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement with Joseph W. White, dated June 5, 2017, and effective as of May 2, 2017.